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                                                                       EXHIBIT A


                                  AMENDMENT TO
                         INTERCOMPANY SERVICES AGREEMENT
                                 BY AND BETWEEN
                                  ERIZON, INC.
                                       AND
                              HANOVER BRANDS, INC.



         This AMENDMENT (this "Amendment") is effective as of the 30th day of December, 2000 (the "Termination Effective Date") to that certain INTERCOMPANY SERVICES AGREEMENT (the "Agreement") effective as of the 27th day of December, 1998 by and between erizon, Inc., a Delaware corporation which is a subsidiary of Hanover Direct, Inc. ("Hanover") with a principal place of business located at 101 Kindig Lane, Hanover, Pennsylvania ("ERIZON"), and Hanover Brands, Inc., a Delaware corporation which is a subsidiary of Hanover with a principal place of business located at 1500 Harbor Boulevard, Weehawken, New Jersey ("BRANDS"). Capitalized terms used herein without definition shall have the meanings set forth in the Agreement.


                               W I T N E S S E T H


         WHEREAS, BRANDS and ERIZON are parties to the Agreement and Brands and/or the Brands Division have performed the Brands Obligations specified in
Section 4 thereof since December 27, 1998 and ERIZON has provided fulfillment and other services respecting the BRANDS Program for a certain Term (as defined therein); and

         WHEREAS, subject to the terms and conditions herein contained, the parties desire to terminate the Agreement as set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, ERIZON and BRANDS hereby agree as follows:

   1.1 TERMINATION. The parties agree that, notwithstanding the provisions of the Agreement, the Term of the Agreement shall terminate and expire at the close of business on December 30, 2000. As contemplated by Section 13.15 of the Agreement, the parties agree that the following Sections of the Agreement shall survive such termination and expiration: 1 (Definitions), 6 (Payment Obligations), 7 (Proprietary and Related Rights), 8 (Indemnities), 9 (Warranties), 10 (Limitation of Liability), 11 (Dispute Resolution), 13.2 (Hiring of Employees), 13.6 (New York Law), 13.8 (Notices), 13.13 (Services for Others), 13.15 (Survival), 13.16 (Remedies) and 13.21 (Attorneys' Fees and Litigation Expenses) as well as Section 12.3.7 (Rights Upon Termination).

   1.2 NEW YORK LAW. This Amendment to the Agreement and performance hereunder shall be governed by the laws of the State of New York without reference to such state's conflict

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of laws principles.

   1.3 SEVERABILITY. Should any provision of this Amendment be determined to be void, invalid or otherwise unenforceable by any court of competent jurisdiction, it is to that extent to be deemed omitted, and such determination shall not affect the remaining provisions hereof, which shall remain in full force and effect.

   1.4 COUNTERPARTS. This Amendment to the Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement.

   1.5 HEADINGS. The section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to the Agreement to be executed by their duly authorized representatives as of the date first written above.




HANOVER BRANDS, INC.                         ERIZON, INC.


By:   /s/ Frank Lengers                      By: /s/ Brian C. Harriss
   -----------------------------------          --------------------------------
      Frank Lengers                                Brian C. Harriss
      Vice President                               President